                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ]  Preliminary Proxy Statement

     [X]  Definitive Proxy Statement

     [ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                            MERITOR AUTOMOTIVE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X]  No fee required.

     [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
          0-11.

     (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5)  Total fee paid:

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     [ ]  Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------

     [ ] Check box if any of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                                          [MERITOR LOGO]

                                          LETTER TO
                                          SHAREOWNERS
                                          NOTICE OF 2000
                                          ANNUAL MEETING
                                          AND
                                          PROXY STATEMENT

[Meritor Logo]

December 27, 1999

Dear Shareowner:

You are cordially invited to attend the 2000 annual meeting of shareowners of Meritor Automotive, Inc.

The Company will hold the meeting at its World Headquarters, 2135 West Maple Road, Troy, Michigan, on Wednesday, February 9, 2000, at 9 a.m., Eastern Standard Time. At the meeting, I will report on the current activities of the Company, and we will discuss and take action on the matters described in the Proxy Statement. Shareowners will also have an opportunity to comment on or inquire about the affairs of the Company.

If you plan to attend the meeting, please check the box provided on your proxy or direction card, or indicate your intention to attend when voting by telephone or Internet.

I sincerely hope that you can attend the meeting.

Sincerely yours,

/s/ Larry D. Yost

Larry D. Yost
Chairman of the Board
and Chief Executive Officer

                            MERITOR AUTOMOTIVE, INC.
                              2135 WEST MAPLE ROAD
                           TROY, MICHIGAN 48084-7186

                  NOTICE OF 2000 ANNUAL MEETING OF SHAREOWNERS

TO THE SHAREOWNERS OF
MERITOR AUTOMOTIVE, INC.:

NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Shareowners of Meritor Automotive, Inc. (the "Company") will be held at the Company's World Headquarters, 2135 West Maple Road, Troy, Michigan, on Wednesday, February 9, 2000, at 9 a.m. (Eastern Standard Time) for the following purposes:

     (a) (i) to elect three members of the Board of Directors of the Company with terms expiring at the Annual Meeting in 2003;

        (ii) to elect one member of the Board of Directors of the Company with a term expiring at the Annual Meeting in 2001;

     (b) to consider and vote upon a proposal to approve the selection by the Board of Directors of the firm of Deloitte & Touche LLP as auditors of the Company; and

     (c) to transact such other business as may properly come before the meeting.

Only shareowners of record at the close of business on December 13, 1999, will be entitled to receive notice of, and to vote at, the meeting.

By order of the Board of Directors.

/s/ Vernon G. Baker, II

Vernon G. Baker, II
Secretary

December 27, 1999

NOTE: THE BOARD OF DIRECTORS SOLICITS THE EXECUTION AND PROMPT RETURN OF THE ACCOMPANYING PROXY. A RETURN ENVELOPE IS ENCLOSED.

                                PROXY STATEMENT

     The 2000 Annual Meeting of Shareowners of Meritor Automotive, Inc. (the "Company") will be held on February 9, 2000, for the purposes set forth in the accompanying Notice of 2000 Annual Meeting of Shareowners. The Board of Directors is soliciting proxies to be used at the Annual Meeting and any adjournment, and is furnishing this statement and the accompanying proxy in connection with its solicitation. This statement and the proxy are first being sent to shareowners on or about December 27, 1999.

     Shareowners of record may vote by (a) executing and returning a proxy in the accompanying form; (b) calling a toll-free telephone number; or (c) voting via the Internet. Specific instructions for telephone and Internet voting are included on the enclosed proxy card. If a shareowner votes by telephone or Internet, it is not necessary to return a proxy card. If you properly give a proxy (including a written proxy or a proxy via telephone or Internet), your shares will be voted as you specify in the proxy. If no specification is made, the shares will be voted in accordance with the recommendations of the Board of Directors. You may revoke your proxy prior to its exercise by delivering written notice of revocation to the Secretary of the Company, by giving a valid, later dated proxy or by attending the meeting and voting in person.

     The Company was incorporated in 1997 and began operations as an independent, publicly-held company after the distribution by Rockwell International Corporation ("Rockwell"), on September 30, 1997, of all the outstanding shares of Common Stock, par value $1 per share, of the Company ("Common Stock"), to Rockwell's shareowners (the "Distribution"). Prior to the Distribution, Rockwell transferred substantially all of the operations, assets and liabilities related to its automotive businesses to the Company or its subsidiaries.

     The Company's policy is to keep confidential proxy cards, ballots and voting tabulations that identify individual shareowners. However, exceptions to this policy may be necessary in some instances to comply with legal requirements and, in the case of any contested proxy solicitation, to verify the validity of proxies presented by any person and the results of the voting. The judges of election and any employees associated with processing proxy cards or ballots and tabulating the vote must acknowledge their responsibility to comply with this policy of confidentiality.

VOTING SECURITIES

     Only shareowners of record at the close of business on December 13, 1999, are entitled to receive notice of, and to vote at, the meeting. On December 13, 1999, the Company had outstanding 64,871,037 shares of Common Stock. Each holder of Common Stock is entitled to one vote for each share held.

     On December 13, 1999, T. Rowe Price Trust Company ("T. Rowe Price"), Owings Mills, Maryland, as trustee under the Company's Savings Plan for its participating employees, held 934,618 shares of Common Stock, representing approximately 1.44% of the total outstanding shares of Common Stock. In addition, on that date, Wells Fargo Bank, N.A., Los Angeles, California, as trustee under Rockwell's Savings Plan for its participating employees, held 8,067,401 shares of Common Stock, representing approximately 12.44% of the total outstanding shares of Common Stock. Shares held by the trustees of the Savings Plans of the Company and Rockwell on account of the participants in such plans will be voted by the respective trustees in accordance with instructions from the participants (either in writing or by means of the Company's telephone or Internet voting procedures). Where no instructions are received, shares held in the Rockwell plan will be voted as the trustee deems proper, and shares held in the Company plan will not be voted.

     On February 12, 1999, Scudder Kemper Investments, Inc., 345 Park Avenue, New York, New York 10154, filed a Schedule 13G/A with the Securities and Exchange Commission ("SEC") reporting that it owned beneficially 6,041,842 shares of Common Stock, which represented approximately 9.3% of the total outstanding shares of Common Stock as of December 13, 1999. Scudder Kemper Investments reported that it had sole voting power with respect to 1,295,560 shares, shared voting power with respect to 4,412,799 shares, sole dispositive power with respect to 6,041,841 shares and shared dispositive power with respect to one share.

ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation provides that the Board of Directors consists of three classes of directors with overlapping three-year terms, and that the three classes should be as nearly equal in number as possible. The Company's Board of Directors currently consists of nine members.

     One class of directors is elected each year with terms extending to the Annual Meeting held three years later. Three of the four directors in Class III are standing for re-election at the 2000 Annual Meeting, for a term expiring at the Company's Annual Meeting in 2003. In addition, to make the three classes of directors equal in number, one current Class III director is standing for re-election at the 2000 Annual Meeting as a Class I director with a term expiring at the Company's Annual Meeting in 2001. The two remaining directors in Class I and the three directors in Class II are serving terms expiring at the Company's Annual Meeting of Shareowners in 2001 and 2002, respectively.

     Proxies will be voted at the meeting (unless authority to do so is withheld) for the election as directors of the three nominees specified in Class III -- Nominees for Directors with Terms Expiring in 2003 and the nominee specified in Class I -- Nominee for Director with a Term Expiring in 2001 below. If for any reason any of the nominees is not a candidate (which is not expected) when the election occurs, it is likely that either (a) proxies would be voted for the election of the other nominees and of a substitute nominee, or (b) the Board of Directors would reduce the number of directors.

INFORMATION AS TO NOMINEES FOR
DIRECTORS AND CONTINUING DIRECTORS

     The following information, as reported to the Company, is shown below for each nominee for director and each continuing director: name, age and principal occupation; period during which he or she has served as a director; position, if any, with the Company; business experience; other directorships held; and the committees of the Board of Directors on which the nominee or continuing director serves.

CLASS III -- NOMINEES FOR DIRECTORS WITH TERMS EXPIRING IN 2003

JOSEPH B. ANDERSON, JR.
Chairman of the Board and Chief Executive Officer, Chivas Industries LLC (Automotive Component Supplier)

Age 56

[PHOTO]
                Mr. Anderson, a director since September 1997, is Chairman of the Board Composition Committee and a member of the Environmental and Social Responsibility Committee. He is Chairman of the Board and Chief Executive Officer of Chivas Industries LLC, having held that position (including with its predecessor, Chivas Products, Ltd.) since October 1994. From December 1992 to July 1993, Mr. Anderson was President and Chief Executive Officer of Composite Energy Management Systems, Incorporated (automotive component supplier). Mr. Anderson served in a variety of positions, primarily in manufacturing, with General Motors Corporation (automotive manufacturer) from 1979 until December 1992. He also served as an assistant to the U.S. Secretary of Commerce from 1977 to 1979. Mr. Anderson is a director of Quaker Chemical Corporation and R. R. Donnelley & Sons Co. and is a trustee of Kettering University. He is also a director, trustee or member of a number of business, educational and civic organizations.

DONALD R. BEALL
Retired Chairman of the Board and Chief Executive Officer, Rockwell International Corporation (Electronic Controls and Communications)

Age 61

[PHOTO]
                Mr. Beall, a director since May 1997, is a member of the Board Composition Committee and the Compensation and Management Development Committee. He was Chairman of the Board of Rockwell from February 1988 through February 1998, and Chief Executive Officer of Rockwell from February 1988 through September 1997. He served nine years as President and Chief Operating Officer of Rockwell and in a number of other increasingly responsible senior management positions after joining Rockwell in 1968. He is a director of Rockwell and chairman of the board's executive committee. He is also a director of The Procter & Gamble Company, Conexant Systems, Inc. and The Times Mirror Company. He is a trustee of the California Institute of Technology and a member of the University of California-Irvine Foundation Board and numerous UCI support organizations, as well as The Business Council, Hoover Institution and several Young Presidents Organization alumni organizations. He is also a director, trustee or member of a number of other professional, civic and entrepreneurial organizations.

RHONDA L. BROOKS
President, Roofing Systems Business, Owens Corning, Inc. (Building Materials and Fiberglass Composites)

Age 47

[PHOTO]
                Ms. Brooks, a director since July 1999, is a member of the Environmental and Social Responsibility Committee. She has served as the President of the Roofing Systems Business of Owens Corning, Inc. since December 1997. She served Owens Corning as Vice President, Investor Relations from January to December 1997 and as Vice President-Marketing of the Composites Division from 1995 to 1996. Prior to that time, she served as Senior Vice President and General Manager of PlyGem Industries, Inc. from 1994 to 1995, and as Vice President -- Oral Care and New Product Strategies, and Vice President -- Marketing of Warner Lambert Company from 1990 to 1994. She is a director of Central Vermont Public Service Corporation.

CLASS I -- NOMINEE FOR DIRECTOR WITH A TERM EXPIRING IN 2001

JOHN J. CREEDON
Retired President and Chief Executive Officer, Metropolitan Life Insurance Company (Insurance)

Age 75

[PHOTO]
                Mr. Creedon, a director since September 1997, is a member of the Audit Committee and Chairman of the Environmental and Social Responsibility Committee. He is the retired President and Chief Executive Officer of Metropolitan Life Insurance Company. He joined Metropolitan Life in 1942 and was appointed Senior Vice President and General Counsel in 1973. He became an Executive Vice President in 1976, President and a director in 1980, and served as Chief Executive Officer from 1983 through August 1989. He is also a director of Corporate Partners and serves as a consultant to Rockwell pursuant to a Rockwell retirement policy in effect prior to December 1995 for former directors. He is also a director, trustee or member of a number of business, educational and civic organizations.

CLASS I -- CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2001

CHARLES H. HARFF
Retired Senior Vice President, General Counsel and Secretary, Rockwell International Corporation (Electronic Controls and Communications)

Age 70

[PHOTO]
                Mr. Harff, a director since May 1997, is Chairman of the Audit Committee and a member of the Compensation and Management Development Committee. He is a consultant to Rockwell. From June 1984, when he joined Rockwell, until November 1994, Mr. Harff served as Senior Vice President, General Counsel and Secretary of Rockwell. From November 1994 to February 1996, Mr. Harff served as Senior Vice President and Special Counsel of Rockwell. He is a director of the Fulbright Association, the Christian A. Johnson Endeavor Foundation and several civic organizations.

LARRY D. YOST
Chairman of the Board and Chief Executive Officer

Age 61

[PHOTO]
                Mr. Yost has been a director since May 1997, when he was elected to his present position. Mr. Yost joined Allen-Bradley Company, LLC (automation), a subsidiary of Rockwell, as a manager in 1971 and, after serving in a number of increasingly responsible management positions, served as Senior Vice President, Operations, of Allen-Bradley from July 1992 until November 1994. He served as President, Heavy Vehicle Systems of Rockwell from November 1994 until March 1997 and was Senior Vice President and President, Automotive and Acting President, Heavy Vehicle Systems of Rockwell from March 1997 to September 1997. Mr. Yost is a director of Kennametal Inc. and a trustee of Kettering University.

CLASS II -- CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2002

VICTORIA B. JACKSON
Former President and Chief Executive Officer, DSS/Prodiesel, Inc. (Manufacturer and Remanufacturer of Transportation Components)

Age 44

[PHOTO]
                Ms. Jackson, a director since July 1999, is a member of the Audit Committee. She was President and Chief Executive Officer of DSS/Prodiesel, Inc. from 1982 until 1998, when the company was sold to TransCom USA. She has served as a consultant to TransCom USA since 1998. Ms. Jackson is a director of AmSouth Bancorporation, Hussmann International and Whitman Corporation, and is a member of various business, educational and civic organizations.

JAMES E. MARLEY
Retired Chairman of the Board, AMP Inc. (Communications Components and Cabling Products)

Age 64

[PHOTO]
                Mr. Marley, a director since April 1999, is a member of the Audit and the Environmental and Social Responsibility Committees. He is the retired Chairman of the Board of AMP Inc., serving in that position from 1993 to 1998. He joined AMP in 1963 and served in a variety of engineering and executive positions until his retirement in 1998. He is also a director of Armstrong World Industries Inc. and ybn.com and a number of business, educational and civic organizations, and is a member of a number of engineering and management professional associations.

HAROLD A. POLING
Retired Chairman of the Board and Chief Executive Officer, Ford Motor Company (Automotive)

Age 74

[PHOTO]
                Mr. Poling, a director since September 1997, is a member of the Board Composition Committee and Chairman of the Compensation and Management Development Committee. He is an investor in Metapoint Partners, an investment partnership. He retired as Chairman of the Board and Chief Executive Officer of Ford Motor Company in January 1994, having joined Ford in 1951 and served in a number of senior management positions prior to becoming President (in
                1975) and Chairman (in 1977) of Ford in Europe. Mr. Poling became President and Chief Operating Officer of Ford in February 1985 and served as Chairman of the Board and Chief Executive Officer from March 1990 to January 1994. He is a director of Kellogg Company, LTV Corporation, Shell Oil Company and Thermadyne Holdings Corporation, and an advisory director of Donaldson, Lufkin and Jenrette, Inc. He is also a director, trustee or member of a number of business, educational and civic organizations.

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors manages or directs the management of the business of the Company. The Board has established four standing committees whose principal functions are briefly described below. In the 1999 fiscal year, the Board held a total of ten regularly scheduled and special meetings. Each director attended at least 84% of the aggregate number of fiscal year 1999 meetings of the Board and of the committees on which he or she served, except Rhonda L. Brooks, who attended one of the two meetings held between the date of her election and the end of the fiscal year.

     The Audit Committee is currently composed of four non-employee directors, Charles H. Harff (chairman), John J. Creedon, Victoria B. Jackson and James E. Marley. Among its functions, it reviews the scope and effectiveness of audits of the Company by the independent public accountants and by the Company's internal auditors; selects and recommends to the Board of Directors the employment of independent public accountants for the Company, subject to approval of the shareowners; reviews the audit plans of the independent public accountants and the Company's internal auditors; reviews and approves the fees charged by the independent public accountants; reviews the Company's annual financial statements before their release and discusses with management and the independent public accountants the Company's quarterly financial statements (before their release if there are pertinent substantive issues not previously discussed or reviewed with the Audit Committee); reviews the adequacy of the Company's systems of internal controls and recommendations of the independent public accountants with respect to internal controls; reviews and acts on comments and suggestions by the independent public accountants and by the Company's internal auditors with respect to their audit activities; monitors the Company's Year 2000 and Enterprise Resource

Planning initiatives and related compliance and fail-safe programs; and monitors compliance by the employees of the Company with the Company's standards of business conduct policies. The Audit Committee held four meetings in fiscal 1999.

     The Board Composition Committee is currently composed of three non-employee directors, Joseph B. Anderson, Jr. (chairman), Donald R. Beall and Harold A. Poling. The principal functions of the Board Composition Committee are to consider and recommend to the Board qualified candidates for election as directors of the Company and periodically to prepare and submit to the Board for adoption the Committee's selection criteria for director nominees. The Committee also periodically assesses and reports to the Board on the performance of the Board of Directors. The Board Composition Committee held one meeting in fiscal 1999, as well as several informal telephone discussions regarding prospective candidates. Shareowners may recommend candidates for consideration by the Committee by writing to the Secretary of the Company at its World Headquarters in Troy, Michigan, giving the candidate's name, biographical data and qualifications. A written statement from the candidate, consenting to be named as a candidate and, if nominated and elected, to serve as a director, should accompany any such recommendation.

     The three members of the Compensation and Management Development Committee (the "Compensation Committee"), Harold A. Poling (chairman), Donald R. Beall and Charles H. Harff, are non-employee directors and are not eligible to participate in any of the plans or programs that are administered by the Committee (except the Directors Stock Plan). The principal functions of the Compensation Committee are to evaluate the performance of the Company's senior executives and plans for management succession and development, to consider the design and competitiveness of the Company's compensation plans, to review and approve senior executive compensation and to administer the Company's incentive, deferred compensation, stock option and long-term incentives plans. The Compensation Committee held five meetings and acted by unanimous written consent on two occasions in fiscal 1999.

     The Environmental and Social Responsibility Committee, which is composed of four non-employee directors, John J. Creedon (chairman), Joseph B. Anderson, Jr., Rhonda L. Brooks and James E. Marley, reviews and assesses the Company's policies and practices in the following areas: employee relations, with emphasis on equal employment opportunity and advancement; the protection and enhancement of the environment and energy resources; product integrity and safety; employee health and safety; and community and civic relations, including programs for and contributions to health, educational, cultural and other social institutions. This committee held two meetings in fiscal 1999.

COMPENSATION OF DIRECTORS

     Non-employee directors of the Company receive a retainer at the rate of $35,000 per year for Board service. No additional retainer is paid for service on committees.

     Pursuant to the Directors Stock Plan, each non-employee director receives a grant of 1,000 shares of Common Stock immediately following each Annual Meeting of Shareowners. In addition, pursuant to the Directors Stock Plan, each non-employee director is granted options to purchase, at the closing price of the Common Stock on the New York Stock Exchange -- Composite Transactions reporting system on the date of the grant, 3,000 shares of Common Stock immediately after each Annual Meeting of Shareowners of the Company. A non-employee director who is elected to the Board during the fiscal year receives a pro rata portion of these grants.

     A director may elect to defer payment of all or part of the cash retainer fees to a later date, with interest on deferred amounts accruing quarterly at a rate equal to 120% of the Federal long-term rate set each month by the Secretary of the Treasury. Each director also has the option each year to defer all of the annual grant of shares and all or any portion of the cash retainer by electing to receive restricted shares that could be forfeited if certain conditions are not satisfied. These restricted shares are valued at the closing price of the Common Stock on the New York Stock Exchange -- Composite Transactions reporting system on the date of the annual grant and the date each retainer payment would otherwise be made in cash.

     Directors who are also employees of the Company or a subsidiary of the Company do not receive compensation for serving as directors.

CERTAIN TRANSACTIONS AND OTHER RELATIONSHIPS

     In connection with the Distribution, Rockwell and the Company entered into several agreements, including agreements relating to services to be provided by Rockwell to the Company following the Distribution. In fiscal 1999, Rockwell performed services and the Company made payments in excess of $60,000 under these agreements. These agreements were negotiated and executed at a time when certain of the Company's directors and executive officers also served as a director and executive officers of Rockwell. The Company believes the terms of these agreements to be fair.

     In October 1997, Chivas Products, Ltd., of which Joseph B. Anderson, Jr., a director of the Company, was Chairman of the Board and Chief Executive Officer, filed for Chapter 11 bankruptcy protection in U.S. Bankruptcy Court in the Eastern District of Michigan. On March 4, 1998, the court approved a restructuring plan, pursuant to which the assets of Chivas Products, Ltd. were sold on March 17, 1998 to Chivas Industries LLC, a joint venture between Mr. Anderson and Continental Plastics Co. Mr. Anderson is Chairman of the Board and Chief Executive Officer of the joint venture.

OWNERSHIP BY MANAGEMENT OF EQUITY SECURITIES

     The following table shows the beneficial ownership, reported to the Company as of November 30, 1999, of the Company's Common Stock of (a) each director, (b) each executive officer listed in the Summary Compensation Table under the heading Executive Compensation below and (c) such persons and other executive officers as a group. See Voting Securities above for information on beneficial holders of more than 5% of the Company's Common Stock.

                  BENEFICIAL OWNERSHIP AS OF NOVEMBER 30, 1999

                                                                          COMMON STOCK
                                                             ---------------------------------------
NAME                                                         SHARES(1)(2)        PERCENT OF CLASS(3)
----                                                         ------------        -------------------
Joseph B. Anderson, Jr. ...................................       4,500                    *
Donald R. Beall............................................     153,741(4)(5)(6)         .23
Rhonda L. Brooks...........................................         750(7)                 *
John J. Creedon............................................       7,589(8)                 *
Charles H. Harff...........................................      23,230(9)                 *
Victoria B. Jackson........................................         750                    *
James E. Marley............................................       4,276(6)                 *
Harold A. Poling...........................................      24,500                    *
Larry D. Yost..............................................     403,561(4)(6)(10)         .61
Prakash R. Mulchandani.....................................     187,987(4)(6)            .29
Thomas A. Madden...........................................     172,256(4)(6)(10)         .26
Glenn J. Eggert............................................      97,739(4)               .15
S. Carl Soderstrom.........................................      54,543(4)                 *
All of the above and other executive officers as a group
  (21 persons).............................................   1,423,688(4)(6)           2.14

---------------
 * Less than 0.1%

 (1) Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated.

 (2) Includes the following numbers of shares of Common Stock which may be acquired upon exercise of options that were exercisable or would become exercisable within 60 days: 2,000 shares for each of Messrs. Anderson, Beall, Creedon, Harff and Poling; 310,998, 131,999, 130,998, 83,033 and
     43,432 shares for Messrs. Yost, Mulchandani, Madden, Eggert and Soderstrom, respectively; and 912,619 shares for all directors and executive officers as a group.

 (3) For purposes of computing the percentage of outstanding shares beneficially owned by each person, the number of shares owned by that person and the number of shares outstanding includes shares as to which such person has a right to acquire beneficial ownership within 60 days (for example, through the exercise of stock options, conversions of securities or through various trust arrangements), in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

 (4) Includes shares beneficially owned under the Company's and Rockwell's Savings Plans. Does not include the following share equivalents held under supplemental savings plans of Rockwell and the Company on November 30, 1999: 3,592, 4,171, 2,082, 1,357, 546 and 390 shares for Messrs. Beall,
     Yost, Mulchandani, Madden, Eggert and Soderstrom, respectively, and 12,953 shares for all directors and executive officers as a group.

 (5) Includes shares as to which beneficial ownership is disclaimed, as follows:
     6,717 shares held for the benefit of family members and 3,333 shares owned by the Beall Family Foundation, of which Mr. Beall is President and a director.

 (6) Includes restricted shares of Common Stock awarded under the Directors Stock Plan or the 1997 Long-Term Incentives Plan, as applicable. The Company holds restricted shares until certain conditions are satisfied.

 (7) Held by a trust of which Ms. Brooks is trustee.

 (8) Includes 2,000 shares held by a revocable trust of which Mr. Creedon is trustee and beneficiary.

 (9) Includes 3,110 shares held by the Charles H. and Marion M. Harff Charitable Remainder Trust and 6,500 shares held by the Charles H. Harff Revocable Living Trust. Mr. Harff is co-trustee of each such trust.

(10) Includes shares held by spouse.

EXECUTIVE COMPENSATION

     The Company began operation independent of Rockwell on October 1, 1997. The information shown below reflects the annual and long-term compensation, from all sources, of the Chief Executive Officer of the Company and the other four most highly compensated executive officers of the Company at September 30, 1999 (the "Named Executive Officers"), for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended September 30, 1999 and September 30, 1998, and to Rockwell and its subsidiaries for the fiscal year ended September 30, 1997. In many cases, the individuals listed below served Rockwell and its subsidiaries in different capacities than those in which they serve the Company.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                        ANNUAL COMPENSATION                 COMPENSATION
                                   -----------------------------   ------------------------------
                                                          OTHER         STOCK
                                                         ANNUAL       UNDERLYING       LONG-TERM
NAME AND PRINCIPAL POSITION                              COMPEN-       OPTIONS         INCENTIVE       ALL OTHER
WITH THE COMPANY(1)          YEAR   SALARY    BONUS(2)   SATION    (# OF SHARES)(3)   PAYMENTS(4)   COMPENSATION(5)
---------------------------  ----  --------   --------   -------   ----------------   -----------   ---------------
Larry D. Yost.............   1999  $575,000   $600,000   $25,066       107,000         $      0         $32,813
Chairman of the Board        1998   475,000    400,000    10,339       335,000          566,400          28,528
  & Chief Executive Officer  1997   290,000    425,000    10,364        39,000          786,100          16,099
Prakash R. Mulchandani....   1999   325,000    256,000    14,909        58,000                0          18,867
  Senior Vice President      1998   264,000    168,300     5,667       147,000          705,165          15,840
  and President, Heavy       1997   210,000    172,500     6,322             0          957,200          16,021
  Vehicle Systems
Thomas A. Madden..........   1999   275,000    200,000    29,303        41,000                0          15,775
  Senior Vice President      1998   260,000    153,500    18,946       103,000           92,920          15,600
  & Chief Financial Officer  1997   207,500    171,600    16,483        58,500          154,700          13,277
Glenn J. Eggert...........   1999   225,000    120,000    27,959        22,000                0          13,158
  Senior Vice President,     1998   210,000    108,900    24,471        91,900          395,064          12,600
  Operations                 1997   184,165    134,000    12,112             0          481,800          11,050
S. Carl Soderstrom........   1999   220,000    115,000    23,266        22,000                0          12,738
  Senior Vice President,     1998   186,417     79,200     8,677        52,600          215,232          11,185
  Engineering, Quality       1997   148,000     87,200    13,121             0           87,500           8,880
  and Procurement

---------------
(1) The table reflects the positions held with the Company at September 30, 1999. The Named Executive Officers served the Company in the following additional capacities during fiscal years 1998 and 1999: Mr. Yost -- Acting President, Light Vehicle Systems (January 1998-March 1999); Mr.
    Mulchandani -- Senior Vice President and President, Worldwide Truck and Trailer Systems (September 1997-December 1997); Mr. Eggert -- Senior Vice President - Operations, Heavy Vehicle Systems (September 1997-September
    1998); and Mr. Soderstrom -- Vice President - Engineering & Quality, Heavy Vehicle Systems (September 1997-February 1998). The Named Executive Officers served Rockwell and its subsidiaries in the following capacities during fiscal year 1997: Mr. Yost -- Senior Vice President and President, Automotive and Acting President, Heavy Vehicle Systems (March 1997-September
    1997), and President, Heavy Vehicle Systems (October 1996-March 1997); Mr. Mulchandani -- President - Worldwide Truck and Trailer Systems, Heavy Vehicle Systems (October 1996-September 1997); Mr. Madden -- Vice President and Senior Vice President - Finance, Automotive (March 1997-September 1997), and Vice President, Corporate Development (October 1996-March 1997); Mr. Eggert -- Vice President - Operations, Heavy Vehicle Systems (October 1996-September 1997); and Mr. Soderstrom -- Vice President, Engineering & Quality, Heavy Vehicle Systems (October 1996-September 1997).

(2) Reflects amount awarded, even if deferred for future payment.

(3) Stock options for fiscal year 1998 include one-time incentive grants incident to the Company's becoming a publicly-held company and additional grants made in connection with the early termination of a performance period under the 1997 Long-Term Incentives Plan. See Long-Term Incentive Plan Awards below. Stock options for fiscal year 1997 were originally granted as options to purchase Rockwell common stock under Rockwell's 1995 Long-Term Incentives Plan. The Company assumed these options at the time of the Distribution and, as adjusted, they now relate to the purchase of the Company's Common Stock.

(4) Long-term incentive payments for fiscal years 1998 and 1997 consist of cash and the market value of Common Stock paid by the Company to the Named Executive Officers with respect to performance plans established under Rockwell's long-term incentives plans. The three-year performance cycle for the period October 1, 1996 -- September 30, 1999 was terminated after the first year and payments with respect to that cycle were made at the time of termination. As a result, cash payments with respect to the first year of that performance cycle are included in the 1997 amount and no long-term incentive payments were made in fiscal year 1999. See Long-Term Incentive Plan Awards below.

(5) This column reflects amounts contributed or accrued for fiscal years 1999, 1998 and 1997 for the Named Executive Officers under employee savings plans and related supplemental savings plans of the Company (for fiscal years 1999 and 1998) and of Rockwell and certain subsidiaries (for fiscal year 1997).

                                 OPTION GRANTS

     The following table shows grants to the Named Executive Officers of options to purchase Common Stock pursuant to the Company's 1997 Long-Term Incentives Plan that were made during the fiscal year ended September 30, 1999. These options are reflected in the Summary Compensation Table above.

                                                                                                      GRANT DATE
                                                            OPTION GRANTS                               VALUE
                                  -----------------------------------------------------------------   ----------
                                     NUMBER OF       PERCENTAGE OF TOTAL
                                     SECURITIES      OPTIONS GRANTED TO
                                     UNDERLYING       COMPANY EMPLOYEES    EXERCISE OR                GRANT DATE
                                  OPTIONS GRANTED         IN FISCAL        BASE PRICE    EXPIRATION    PRESENT
              NAME                (# OF SHARES)(1)          1999           (PER SHARE)      DATE       VALUE(2)
              ----                ----------------   -------------------   -----------   ----------   ----------
Larry D. Yost...................      107,000               13.10%           $20.75       11/13/08     $768,260
Prakash R. Mulchandani..........       58,000                7.10             20.75       11/13/08      416,440
Thomas A. Madden................       41,000                5.02             20.75       11/13/08      294,380
Glenn J. Eggert.................       22,000                2.69             20.75       11/13/08      157,960
S. Carl Soderstrom..............       22,000                2.69             20.75       11/13/08      157,960

---------------
(1) These long-term incentive grants were made on November 13, 1998. The first of three approximately equal installments of these options became exercisable November 13, 1999, and the second and third installments will become exercisable on November 13, 2000, and November 13, 2001.

(2) These values are based on the Black-Scholes option pricing model which produces a per option share value of $7.18, using the following assumptions and inputs: options exercised after 7 1/2 years; weighted one-year stock price volatility and dividend yield of 31% and 2%, respectively; and an interest rate of 4.93%, which was the zero coupon 7 1/2-year Treasury bond rate at the date of grant. The Black-Scholes option pricing methodology attempts to portray the value of an option at the date of grant. The actual value, if any, that may be realized from these options by the officer will depend solely on the gain in stock price over the exercise price when the options are exercised.

             AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table shows (1) options to purchase the Company's Common Stock that were exercised by the Named Executive Officers in fiscal year 1999 and (2) the value as of September 30, 1999 of unexercised in-the-money options to purchase the Company's Common Stock. This table does not include options to purchase Rockwell common stock.

                                                               NUMBER OF SHARES
                                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                OPTIONS HELD AT           IN-THE-MONEY OPTIONS AT
                                   SHARES                     SEPTEMBER 30, 1999           SEPTEMBER 30, 1999(1)
                                  ACQUIRED      VALUE     ---------------------------   ---------------------------
NAME                             ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                             -----------   --------   -----------   -------------   -----------   -------------
Larry D. Yost..................       0           $0        116,332        364,668          $0           $13,375
Prakash R. Mulchandani.........       0            0         27,666        177,334           0             7,250
Thomas A. Madden...............       0            0         73,332        129,168           0             5,125
Glenn J. Eggert................       0            0         16,200         97,700           0             2,750
S. Carl Soderstrom.............       0            0         10,999         63,601           0             2,750

---------------
(1) Based on the closing price of the Company's Common Stock ($20.875) on the New York Stock Exchange -- Composite Transactions reporting system on September 30, 1999, the last trading day in that month.

                        LONG-TERM INCENTIVE PLAN AWARDS

     The following table shows for each Named Executive Officer information with respect to awards during fiscal 1999 under the Company's 1997 Long-Term Incentives Plan.

                                 NUMBER OF        PERFORMANCE OR       ESTIMATED FUTURE PAYMENT UNDER
                                  SHARES,       OTHER PERIOD UNTIL      NON-STOCK PRICE-BASED PLANS
                               UNITS OR OTHER     MATURATION OR      ----------------------------------
NAME                            RIGHTS(1)(2)         PAYMENT         THRESHOLD   TARGET(2)   MAXIMUM(2)
----                           --------------   ------------------   ---------   ---------   ----------
Larry D. Yost................     $446,333       10/1/98-9/30/01        $0       $446,333    $1,339,000
Prakash R. Mulchandani.......      243,000       10/1/98-9/30/01         0        243,000       729,000
Thomas A. Madden.............      171,167       10/1/98-9/30/01         0        171,167       513,500
Glenn J. Eggert..............       90,167       10/1/98-9/30/01         0         90,167       270,500
S. Carl Soderstrom...........       90,167       10/1/98-9/30/01         0         90,167       270,500

---------------
(1) Potential awards for target performance are expressed as cash amounts.

(2) Before application of stock price change modifier.

     Under performance plans established pursuant to the 1997 Long-Term Incentives Plan, the Compensation Committee of the Board of Directors establishes performance periods of at least three fiscal years and performance objectives for those periods, and grants potential awards expressed as cash payments to key employees of the Company and its subsidiaries. Participants earn awards upon conclusion of the applicable performance period (which may vary from 0% to 300% of the target award) based on actual performance, as measured by sales growth, cash flow/return on investment and return on sales, against target levels established by the Compensation Committee. However, awards are subject to achieving at least minimum threshold levels established by the Compensation Committee. The award payments are further modified by the percentage change in the Company's Common Stock price over the three-year period of the performance plans, which may increase or decrease the payment finally awarded. At the discretion of the Compensation Committee, payments may be made wholly or partly by delivering shares of the Company's Common Stock valued at the fair market value on the payment date.

     All liabilities in respect of Rockwell long-term incentives plan awards that were granted to individuals who became employees of the Company and that were outstanding at the time of the Distribution were assumed by the Company. The Summary Compensation Table includes payments made by the Company to the Named Executive Officers in fiscal years 1998 and 1997 in respect of grants previously made under Rockwell's long-term incentives plan. For fiscal year 1998, these payments related to the three-year performance period ended September 30, 1998. For fiscal year 1997, these payments related to (a) the three-year performance period ended September 30, 1997, and (b) early termination of the three-year performance period ended September 30, 1999.

     Payments in 1998 and 1997 were made in cash or in restricted shares of Common Stock, based on the closing price of the Common Stock on the New York Stock Exchange -- Composite Transactions reporting system on the payment date. In addition, in connection with the early termination of the performance cycle ended on September 30, 1999, certain Named Executive Officers were granted options to purchase Common Stock in fiscal year 1998. These options are included in the table under the heading Summary Compensation Table above.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Management Development Committee of the Board of Directors, which consists entirely of non-employee directors (see Board of Directors and Committees above), has responsibility for reviewing all aspects of the Company's executive compensation and has furnished the following report:

COMPENSATION PHILOSOPHY AND OBJECTIVES

     The Compensation Committee has adopted compensation policies for the Company intended to "pay for performance" through meeting three fundamental objectives:

     - foster the creation of shareowner value through close alignment of the financial interests of executives with those of the Company's shareowners

     - recognize individual and team performance through evaluation of each executive's effectiveness in meeting strategic and operating plan goals

     - create compensation systems to attract, retain and motivate the high caliber of executives necessary for the Company's leadership and growth

EMPLOYEE STOCK OWNERSHIP

     The Compensation Committee believes the focus on "pay for performance" can best be achieved by aligning the financial interests of the Company's key executives with those of the shareowners. Accordingly, it has set the following minimum Ownership Guidelines (multiple of base salary) to be achieved and maintained:

                                                              COMMON STOCK
                                                              MARKET VALUE
                                                              ------------
- Chief Executive Officer...................................      5
- Senior Vice Presidents....................................      3
- Other Executive Officers..................................      2
- Other Vice Presidents.....................................      1.5
- Other Executives subject to the guidelines................      1

     Non-U.S. based executives in each category listed above are subject to the same Ownership Guidelines except in the case of "Other Vice Presidents," who are subject to a multiple of 1, and "Other Executives subject to the guidelines," who are subject to a multiple of 0.5.

     Only shares owned directly (including restricted shares of Common Stock) or through savings plans of the Company or Rockwell, but not shares subject to unexercised stock options, are considered for determining whether an executive meets the Ownership Guidelines. The Ownership Guidelines provide a transition period during which executives may achieve compliance. In general, this period ends five years after the date the Ownership Guidelines become applicable to them. All executives of the Company are within the five-year transition period for satisfying the Guidelines. As of November 30, 1999, the chief executive officer, senior vice presidents and other executive officers owned an aggregate of 330,461 shares of the Company's Common Stock under the Guidelines.

COMPENSATION STRATEGY

     The Compensation Committee carries out its "pay for performance" philosophy by tying each executive's total compensation to the performance of both the Company and the individual. Beginning with fiscal year 2000, base salaries will be set at a level that is competitive with other major automotive suppliers, commensurate with responsibilities and experience. However, executives have an opportunity to earn above-median compensation through the Company's annual and long-term incentive plans, which provide rewards for superior performance by the individual and the Company. The Compensation Committee considers the total compensation potentially available to each executive in establishing each element of compensation.

     This represents a modification of the policy in effect in fiscal year 1999 and stated in the Compensation Committee's report in the proxy statement for the Company's 1999 annual meeting of shareowners, which provided for base salaries to be set at a level somewhat below the median of other automotive suppliers. The Compensation Committee believes this modification, effective in fiscal year 2000, is more aligned with the Company's compensation philosophy and objectives to "create compensation systems to attract, retain and motivate the high caliber of executives necessary for the Company's leadership and growth."

     In its deliberations, the Compensation Committee reviews data from industry, peer group and national surveys of other major industrial companies and considers the size and performance of those companies whose data is included in such surveys. The Compensation Committee is advised periodically by independent compensation consultants concerning the Company's compensation programs in comparison to those of other companies that the Compensation Committee believes compete with the Company for executive talent. For fiscal year 1999, the Compensation Committee reviewed data from competing companies compiled by Hewitt Associates LLP in consultation with the senior human resources executives of the Company, including nine of the 12 companies included in the peer group index used in the shareowner return performance graph. In addition, reference data for a broader group of comparable industrial companies was reviewed.

     The Compensation Committee also considers the tax deductibility of executive compensation in determining the amount and form of awards. Section 162(m) of the Internal Revenue Code provides that the Company may not deduct compensation in excess of one million dollars paid to a Named Executive Officer in any taxable year, unless the compensation is "performance based." Awards under the 1997 Long-Term Incentives Plan are "performance based" for purposes of
Section 162(m) and are not subject to the limit on deductibility. However, base salaries and awards under the Incentive Compensation Plan do not qualify as "performance based" compensation for this purpose because the Compensation Committee retains discretion with respect to these payments. Accordingly, to avoid loss of the tax deduction, the Compensation Committee has adopted a formal policy whereby any portion of the base, non-performance based incentive or other compensation of any person whose compensation is subject to the limitation on deductibility under Section 162(m) that exceeds one million dollars will be deferred until the executive's retirement or other termination of employment. In accordance with that policy, for the excess over one million dollars of fiscal 1999 base salary and non-performance based incentive awards, Mr. Yost received a deferred award of Common Stock that will be issued on January 1 of the year following his retirement or other termination of employment.

COMPONENTS OF THE COMPANY'S COMPENSATION PLANS

     The primary components of the Company's executive compensation are base salary, annual incentives and long-term incentives. Each of these components is discussed below.

     - Base Salary -- In the early part of fiscal year 1999, the Compensation Committee established the base salaries of the senior executives of the Company, including the Named Executive Officers. The Compensation Committee separately determined the salary for the Chief Executive Officer (as discussed below), and established the base salaries of other senior executives upon recommendations of the Chief Executive Officer and the Company's senior human resources executive. The recommended base salaries were developed based on the survey data and consultants' reports described above, on individual performance and on judgments as to the expected future contributions of the individual senior executives. Base salaries were also adjusted to reflect the number of years of experience that each executive had in his or her current position. If an executive's position and level of responsibility changed during the fiscal year, his or her base salary was adjusted accordingly, using the same procedures.

     - Annual Incentives -- Near the beginning of fiscal year 1999, the Compensation Committee and the Board of Directors reviewed with the Chief Executive Officer the corporate goals and objectives for that year. These goals and objectives were focused on shareowner value creation objectives, which included measurable financial goals for the fiscal year as well as strategic goals that require more subjective assessments. The financial objectives for fiscal year 1999 included sales penetration growth, increased return on sales and improvement in the ratio of non-cash working capital to sales. The Company's strategic objectives related to building customer relationships; enhancing organizational excellence; developing long-term leadership; improving competitive position; and exercising social responsibility. In addition, separate goals and objectives were developed for each of the Company's business units, tailored to its particular operations.

     In determining the incentive compensation for fiscal year 1999 for the Named Executive Officers (see the column headed "Bonus" in the table under Executive Compensation -- Summary Compensation Table above) and other key employees of the Company, the Compensation Committee focused on the significant positive accomplishments of the Company over the past year. Not only did the Company meet or exceed most of its financial performance objectives, but the effective leadership of the management team successfully integrated three substantial acquisitions, established an important joint venture and saw to it that substantial progress was made toward achieving the strategic long-term goals established for the Company. The Compensation Committee concluded that these accomplishments merited increased incentive compensation in that intrinsic shareowner value was created even though the price of the Company's Common Stock did not reflect these accomplishments.

     More particularly, the Compensation Committee considered the effect of acquisitions and dispositions in fiscal year 1999. It determined that for each business acquired or disposed of during the fiscal year, (a) its actual sales and profit after tax, for the portion of the year during which it was part of the Company, were included for purposes of the annual incentive calculation; and
(b) performance for prior periods, against which the current period is compared, was not adjusted to reflect the pro forma effects of the transaction.

     In addition, the Compensation Committee based individual awards on its assessment of the Chief Executive Officer's individual performance (as discussed below) and on the Chief Executive Officer's assessment of individual performance of other executives. Levels of responsibility were also considered in determining individual awards.

     When corporate, business unit and individual goals and objectives are achieved, incentive compensation is intended to be awarded at or above 100% of stated target levels. These target levels were established based on broad industry surveys, with significant upward and downward leverage dependent on performance. For the 1999 fiscal year, annual incentive compensation for the Company's executives averaged above target levels.

     - Long-Term Incentives -- The Company's 1997 Long-Term Incentives Plan provides the flexibility to grant long-term incentives in a variety of forms, including performance units, stock options, stock appreciation rights and restricted shares of Common Stock. Annually, the Compensation Committee evaluates the type of long-term incentives it believes are most likely to achieve the Company's total compensation objectives. The Compensation Committee currently provides long-term incentives to executive officers two-thirds through stock option grants and one-third through awards under long-term performance plans. The Compensation Committee believes this allocation furthers an alignment of the executive officers' interests with the interests of the Company's shareowners and provides executive officers with a means of increasing Company stock ownership and achieving the ownership guidelines stated above.

     Other executives' long-term incentives are provided one-half each through stock options and awards under long-term performance plans. Other key employees' long-term incentives are provided solely through stock option grants.

     In accordance with its current practice, the Compensation Committee granted stock options to executive officers, including the Named Executive Officers (see the table under Executive Compensation -- Option Grants above), in fiscal year 1999. The Compensation Committee determined the individual award of stock options to the Chief Executive Officer (as discussed below), and reviewed the Chief Executive Officer's recommendations for individual awards of stock options to other key executives. The Compensation Committee also considered the relevant survey data and consultants' reports described above, and the anticipated future contributions of the individual executive officers.

     In fiscal year 1999, the Compensation Committee also established a performance plan with a three-year performance period ending September 30, 2001, and awarded performance units to executives, including the Named Executive Officers (see Executive Compensation -- Long-Term Incentive Plan Awards above). Under the performance plan, potential compensation depends on achieving levels of sales growth, cash flow/ return on investment and return on sales, as modified by the change in the Common Stock price during the term of the performance period.

     In fiscal year 1997, the Compensation and Management Development Committee of Rockwell's Board of Directors granted key executives long-term incentives under Rockwell's long-term incentives plan. These incentives were granted, in part, in the form of units under a performance plan that provided a long-term compensation opportunity dependent on achieving certain goals over a period of three fiscal years ending September 30, 1999. The Company assumed all liabilities in respect of Rockwell long-term incentives plan awards that were granted to individuals who became employees of the Company and that were outstanding at the time of the Distribution, including the performance plan units that were granted by the Rockwell Committee in 1997.

     The performance plan for the three-year period ended September 30, 1999 was terminated in November 1997, at which time payments were made with respect to this performance cycle in the form of cash and options to purchase Common Stock. These cash amounts have been reported as paid in fiscal year 1997, and these options have been reported as awarded in fiscal year 1998. (See the columns headed "Stock Underlying Options" and "Long-Term Incentive Payments" in the table under Executive Compensation -- Summary Compensation Table above.) As a result, no long-term incentive payments were reported for fiscal year 1999.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mr. Yost's base salary for fiscal year 1999 was $575,000, which the Compensation Committee believes was in line with the Company's compensation philosophy in that year and appropriately reflected his responsibilities as Chief Executive Officer of a significant publicly owned company.

     In determining Mr. Yost's annual incentive compensation for fiscal year 1999, the Compensation Committee concluded that the Company had performed well under his leadership, substantially exceeding most of its financial goals and either meeting or making significant progress with respect to its other goals and objectives. In recognition of strong individual and Company performance in fiscal 1999 and Mr. Yost's continued leadership in pursuing the Company's envisioned future, and consistent with its "pay for performance" philosophy, the Compensation Committee awarded Mr. Yost an annual incentive award of $600,000.

     The Compensation Committee granted stock options to Mr. Yost in fiscal year 1999 as long-term incentives. In determining the number of options granted, the Compensation Committee considered advice of independent compensation consultants and the value of long-term incentives provided by other comparable companies, as reported in surveys. The Compensation Committee also considered Mr. Yost's total compensation, as well as his past and expected future contributions to the Company's achievement of its long-term performance goals.

     Mr. Yost was also granted performance units under the performance plan established by the Compensation Committee in fiscal 1999 for the three-year performance period ending September 30, 2001. See Executive
Compensation -- Long-Term Incentive Plan Awards above.

     The Board in executive session (when Mr. Yost was not present), as provided in the Company's Corporate Governance Guidelines, received and discussed the Compensation Committee's evaluation of the Company's and Mr. Yost's performance in the 1999 fiscal year and its proposed 1999 incentive compensation for Mr. Yost and long-term incentives granted to him in the form of stock options and performance units.

SUMMARY

     The Committee believes that the Company's compensation plans are integrated and consistent with the Company's strategic objectives and are properly aligned with shareowners' best interests. The programs enable the Company to attract, retain and motivate highly qualified individuals and provide appropriate incentives to reward them for achieving and surpassing corporate and personal goals. The Compensation Committee periodically re-assesses these programs to assure that they emphasize performance and reward the enhancement of shareowner value, and modifies the programs as necessary and appropriate to achieve their stated objectives.

                          Compensation and Management
                             Development Committee

                           Harold A. Poling, Chairman
                                Donald R. Beall
                                Charles H. Harff

SHAREOWNER RETURN PERFORMANCE PRESENTATION

     The Company has operated as an independent company only since the Distribution on September 30, 1997. The line graph below compares the cumulative total shareowner return on the Company's Common Stock with the cumulative total returns of the S&P 500 and a peer group of companies for the two fiscal years that commenced October 1, 1997, assuming a fixed initial investment of $100 valued at the respective closing prices on the last day of each quarter and assuming reinvestment of all cash dividends.

                      COMPARISON OF TWO-YEAR TOTAL RETURN
         MERITOR COMMON STOCK, S&P 500 INDEX(1) AND PEER GROUP INDEX(2) [LINE GRAPH]

                                                         MERITOR
                                                    AUTOMOTIVE, INC.            PEER GROUP INDEX              S&P 500 INDEX
                                                    ----------------            ----------------              -------------
10/01/97                                                 100.00                      100.00                      100.00
12/31/97                                                  88.61                       92.92                      102.87
3/31/98                                                  112.23                      107.98                      117.22
6/30/98                                                  101.81                       99.47                      121.09
9/30/98                                                   64.20                       77.16                      109.05
12/31/98                                                  90.26                       88.89                      132.27
3/31/99                                                   66.86                       85.35                      138.86
6/30/99                                                  110.44                      104.43                      148.65
9/30/99                                                   90.84                       88.95                      139.37

---------------
(1) Standard & Poor's 500 Market Index.

(2) The Company believes that a peer group of representative independent automotive suppliers of comparable size and products is appropriate for comparing shareowner return. The peer group consists of Arvin Industries, Inc., Borg-Warner Automotive, Inc., Cummins Engine, Inc., Dana Corporation, Detroit Diesel Corporation, Eaton Corporation, Federal Mogul Corporation, Johnson Controls, Inc., Lear Corporation, MascoTech, Inc., Superior Industries International and Tower Automotive, Inc. This group differs from the peer group included in the shareowner return performance graph in the 1999 proxy statement in the following respects: (a) two companies (Excel Industries, Inc. and Standard Products Co.) were dropped from the peer group because they have been acquired by other companies; and (b) one company (Donnelly Corp.) was dropped because the Company deemed it not to be comparable in terms of size and products. Peer group performance including the latter company would not be materially different from that reported above.

Closing market price of Common Stock at 9/30/99.............  $    20.875
Total dividends per share of Common Stock during two fiscal
years ended 9/30/99.........................................  $     0.84

RETIREMENT BENEFITS

     Prior to the Distribution, the Named Executive Officers participated in a Rockwell defined benefit pension plan, and Rockwell has retained the obligations for vested benefits earned by the Named Executive

Officers prior to the Distribution. At the time of the Distribution, the Company established a defined benefit pension plan that is intended to qualify under
Section 401(a) of the Internal Revenue Code and that is substantially similar in all material respects to Rockwell's plan. The Company's plan credits participants for service earned with Rockwell, and the benefits payable under the Company's plan will be equal to the difference between the total benefit earned with both companies and the vested benefit obligations retained by Rockwell.

     The following table shows the estimated aggregate annual retirement benefits payable on a straight life annuity basis to participating employees in the earnings and years of service classifications indicated under the Company's and Rockwell's retirement plans, which cover most officers and other salaried employees of the Company on a noncontributory basis. These benefits reflect a reduction to recognize in part the cost of Social Security benefits related to service with the Company and Rockwell. The plans also provide for the payment of benefits to an employee's surviving spouse or other beneficiary.

                                   ESTIMATED ANNUAL RETIREMENT BENEFITS FOR YEARS OF SERVICE INDICATED
                                  ---------------------------------------------------------------------
AVERAGE ANNUAL EARNINGS           10 YEARS    15 YEARS    20 YEARS    25 YEARS    30 YEARS    35 YEARS
-----------------------           ---------   ---------   ---------   ---------   ---------   ---------
$  300,000 .....................  $ 78,506    $117,742    $124,829    $131,916    $139,002    $146,089
   400,000 .....................   105,176     157,742     167,329     176,916     186,502     196,089
   500,000 .....................   131,846     197,742     209,829     221,916     234,002     246,089
   600,000 .....................   158,516     237,742     252,329     266,916     281,502     296,089
   700,000 .....................   185,186     277,742     294,829     311,916     329,002     346,089
   800,000 .....................   211,856     317,742     337,329     356,916     376,502     396,089
   900,000 .....................   238,526     357,742     379,829     401,916     424,002     446,089
 1,000,000 .....................   265,196     397,742     422,329     446,916     471,502     496,089
 1,100,000 .....................   291,866     437,742     464,829     491,916     519,002     546,089
 1,200,000 .....................   318,536     477,742     507,329     536,916     566,502     596,089
 1,300,000 .....................   345,206     517,742     549,829     581,916     614,002     646,089
 1,400,000 .....................   371,876     557,742     592,329     626,916     661,502     696,089
 1,500,000 .....................   398,546     597,742     634,829     671,916     709,002     746,089

     Covered compensation includes salary and annual bonus. The calculation of retirement benefits under the plan generally is based upon average earnings for the highest five consecutive years of the ten years preceding retirement. The credited years of service of Messrs. Yost, Mulchandani, Madden, Eggert and Soderstrom are 28, 25, 18, 21 and 13, respectively.

     Sections 401(a)(17) and 415 of the Internal Revenue Code limit the annual benefits that may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974, the Company and Rockwell have established supplemental plans that authorize the payment out of their respective general funds of any benefits calculated under provisions of the applicable retirement plan which may be above the limits under these sections. Pursuant to an agreement between the Company and Rockwell in connection with the Distribution, the Company has assumed all liabilities under Rockwell's supplemental plans with respect to participants under Rockwell's supplemental plans who became employees of the Company as of the time of the Distribution.

PROPOSAL TO APPROVE THE SELECTION OF AUDITORS

     The Board of Directors of the Company has selected the firm of Deloitte & Touche LLP as the auditors of the Company for fiscal year 2000, subject to the approval of the shareowners. Deloitte & Touche LLP have acted as auditors for the Company since its inception.

     Before the Audit Committee recommended to the full Board the appointment of Deloitte & Touche LLP, it carefully considered the qualifications of that firm, including its performance for the Company and for Rockwell in prior years and its reputation for integrity and for competence in the fields of accounting and auditing. The Company expects representatives of Deloitte & Touche LLP to be present at the 2000 Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL, WHICH IS PRESENTED AS ITEM (B).

VOTE REQUIRED

     At the 2000 Annual Meeting, the three nominees who receive the greatest number of votes for the election of Class III directors, and the nominee who receives the greatest number of votes for the election of a Class I director, cast by the holders of the Company's Common Stock entitled to vote at the meeting, a quorum being present, will become directors at the conclusion of the tabulation of votes. An affirmative vote of the holders of a majority of the voting power of the Company's Common Stock present in person or represented by proxy and entitled to vote at the meeting, a quorum being present, is necessary to approve the selection of auditors. The presence, in person or by proxy, of the holders of at least a majority of the shares of the Company's Common Stock issued and outstanding on the record date set for the meeting is necessary to have a quorum for the Annual Meeting.

     Under Delaware law and the Company's Restated Certificate of Incorporation and By-Laws, the aggregate number of votes entitled to be cast by all shareowners present in person or represented by proxy at the meeting, whether those shareowners vote "for" or "against" or abstain from voting (including broker non-votes), will be counted for purposes of determining the minimum number of affirmative votes required for approval of the selection of auditors, and the total number of votes cast "for" such matter will be counted for purposes of determining whether sufficient affirmative votes have been cast. The shares of a shareowner who abstains from voting on a matter or whose shares are not voted by reason of a broker non-vote on a particular matter will be counted for purposes of determining whether a quorum is present at the meeting so long as the shareowner is present in person or represented by proxy. An abstention from voting or a broker non-vote on a matter by a shareowner present in person or represented by proxy at the meeting has no effect in the election of a director (assuming a quorum is present) and has the same legal effect as a vote "against" approval of the selection of auditors even though the shareowner or interested parties analyzing the results of the voting may interpret such a vote differently.

OTHER MATTERS

     The Board of Directors does not know of any other matters which may be presented at the meeting. In the event of a vote on any matters other than those referred to in items (a) and (b) of the accompanying Notice of 2000 Annual Meeting of Shareowners, it is intended that properly given proxies will be voted on the additional matters in accordance with the judgment of the person or persons voting those proxies.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent shareowners are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

     Based solely on its review of the copies of such forms it has received, the Company believes that all its officers, directors and greater than ten percent beneficial owners have filed with the SEC on a timely basis all required forms with respect to transactions during fiscal year 1999.

ANNUAL REPORT AND FORM 10-K

     The Company's Annual Report to Shareowners, including financial statements, for the fiscal year ended September 30, 1999, was previously mailed to shareowners. If you have multiple accounts and received multiple copies of the Company's Annual Report to Shareowners, and you want to receive just one copy next year, mark the box provided on the proxy cards for all but one of your accounts, or so state when you grant your proxy via telephone or Internet.

     THE COMPANY WILL PROVIDE TO SHAREOWNERS WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999, AS FILED WITH THE SEC (WITHOUT EXHIBITS). THE COMPANY WILL FURNISH EXHIBITS TO THE FORM 10-K UPON WRITTEN REQUEST AND PAYMENT OF A FEE OF TEN CENTS PER PAGE COVERING THE COMPANY'S COSTS. WRITTEN REQUESTS SHOULD BE DIRECTED TO THE COMPANY AT 2135 WEST MAPLE ROAD, TROY, MICHIGAN 48084-7186,
ATTENTION: INVESTOR RELATIONS.

SHAREOWNER PROPOSALS FOR 2001 ANNUAL MEETING

     Under the rules and regulations of the SEC, shareowner proposals for the 2001 Annual Meeting of Shareowners must be received on or before August 29, 2000, at the Office of the Secretary at the Company's World Headquarters located at 2135 West Maple Road, Troy, Michigan 48084-7186, in order to be eligible for inclusion in the Company's proxy materials. In addition, the Company's By-Laws require a shareowner desiring to propose any matter for consideration at the 2001 Annual Meeting of Shareowners to notify the Company's Secretary in writing at the above address on or after November 11, 2000 and on or before December 11, 2000.

EXPENSES OF SOLICITATION

     The cost of the solicitation of proxies will be borne by the Company. In addition to using the mails, proxies may be solicited personally, or by telephone, telegraph, telecopy, Internet or other means of communication by directors, officers and employees of the Company without additional compensation. The Company does not expect to pay any compensation for the solicitation of proxies but will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses of resending proxy materials to principals and obtaining their proxies.

December 27, 1999

If you plan to attend the Annual Meeting of Shareowners to be held in Troy, Michigan on February 9, 2000, please be sure to:

     - mark the appropriate box on the proxy card and mail the card using the enclosed envelope; OR

     - indicate your desire to attend the meeting when you grant your proxy via the Company's telephone or Internet voting procedures; OR

     - write to the Company at the following address:

            Meritor Automotive, Inc.
           2135 West Maple Road
           Troy, Michigan 48084-7186
           Attention: Secretary

                            MERITOR AUTOMOTIVE, INC.
           PROXY CARD SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               DIRECTION CARD TO T. ROWE PRICE TRUST COMPANY, TRUSTEE
                     and/or WELLS FARGO BANK, N.A., TRUSTEE


P         The undersigned hereby appoints Larry D. Yost, John J. Creedon and
     Charles H. Harff, jointly and severally, proxies, with full power of substitution, to vote shares of capital stock of the Company owned of
R record by the undersigned and which the undersigned is entitled to vote, at the Annual Meeting of Shareowners to be held at the Company's World Headquarters, 2135 West Maple Road, Troy, Michigan, on February 9, 2000,
O or any adjournment thereof, as specified on the reverse side of this card, and to vote in accordance with their discretion on such other matters as may properly come before the meeting.
X
          The undersigned also provides directions to T. Rowe Price Trust Company, Trustee, and to Wells Fargo Bank, N.A., Trustee, to vote shares of
Y capital stock of the Company allocated, respectively, to accounts of the undersigned under the Meritor Automotive, Inc. Savings Plan and the various Rockwell International Corporation Savings Plans (Rockwell Salaried Retirement Savings Plan, Rockwell Non-Represented Hourly Retirement Savings Plan, Rockwell Employee Savings and Investment Plan for Represented Hourly Employees, Rockwell Retirement Savings Plan for Represented Hourly Employees and Rockwell Retirement Savings Plan for Certain Employees), and which are entitled to be voted, at the aforesaid Annual Meeting or any adjournment thereof, as specified on the reverse side of this card.

          The undersigned also provides directions to Wells Fargo Bank, N.A., as Trustee, to vote all such shares allocated to Rockwell Plan accounts of the undersigned in accordance with its discretion on such other matters as may properly come before the meeting.

     IF NO SPECIFICATION IS MADE ON THE REVERSE SIDE OF THIS CARD:
          . all such shares allocated to Meritor Savings Plan accounts of the undersigned WILL NOT BE VOTED.
          . all such shares owned of record by or allocated to the Rockwell
            Plan accounts of the undersigned will be voted FOR the election of the nominees proposed for election as directors and FOR proposal (b).


                                                                     -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------
           (continued, and to be signed and dated, on the other side)
--------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *




TO PARTICIPANTS IN THE ROCKWELL INTERNATIONAL CORPORATION SAVINGS PLANS:


Please vote in accordance with the instructions on the reverse side of this card by February 7, 2000. If you do not properly vote by that date, Wells Fargo Bank, N.A., as Trustee for the Rockwell Plans, will vote the shares allocated to your Rockwell Plan accounts FOR the election of nominees proposed for election as directors and FOR proposal (b).

     PLEASE MARK YOUR
  X  VOTES AS INDICATED
     IN THIS EXAMPLE.

WHERE A VOTE IS NOT SPECIFIED, THE PROXIES OR WELLS FARGO AS TRUSTEE WILL VOTE THE SHARES FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL (b) AND WILL VOTE IN ACCORDANCE WITH THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING; AND T. ROWE PRICE AS TRUSTEE WILL NOT VOTE THE SHARES.

-------------------------------------------------------------------------------
            THE BOARD OF DIRECTORS RECOMMENDS VOTES FOR (a) AND (b).
-------------------------------------------------------------------------------

(a)  The election of directors.                FOR       WITHHOLD AUTHORITY


                                               ---              ---

Nominees for a term expiring in 2003:   01. Joseph B. Anderson, Jr.,
                                        02. Donald R. Beall and
                                        03. Rhonda L. Brooks

Nominee for a term expiring in 2001:    04. John J. Creeden

For, except vote withheld from the following nominee(s):

-----------------------------------------


(b)  The selection of auditors     FOR       AGAINST        ABSTAIN


                                   ---         ---            ---

I will attend the annual meeting.

                                   ---

ANNUAL REPORT -- MARK HERE TO
DISCONTINUE MAILING OF ANNUAL
REPORT TO SHAREOWNERS FOR THIS
ACCOUNT (FOR MULTIPLE
ACCOUNT HOLDERS ONLY).

                                   ---

SIGNATURE(S)                                      DATE
            -------------------------------------     -----------------------

NOTE: Please sign, date, and return the proxy card promptly using the enclosed envelope. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and if signing for a corporation, please give your title. When shares are in the name of more than one person, each should sign the proxy/direction card.
-------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *

                                 [LOGO Meritor]

AFTER YOU READ THE PROXY/DIRECTION CARD AND THE ACCOMPANYING PROXY STATEMENT, YOU CAN VOTE IN ONE OF THREE WAYS:

TELEPHONE VOTING:

     1. Call 1-877-PRX-VOTE (1-877-779-8683), toll-free, from a touchtone telephone (outside the US and Canada, call 201-536-8073).
     2. Enter your control number, located in the box above, just below the perforation.
     3. Follow the recorded instructions.

INTERNET VOTING:

     1. Log onto internet and type: http://www.exproxyvote.com/mra.
     2. Enter your control number, located in the box above, just below the perforation.
     3. Follow the on-line instructions.

PROXY/DIRECTION CARD:

     1. Mark, sign and date your proxy/
        direction card, and return it promptly
        in the enclosed return envelope.